Exhibit 6

THE SECURITIES EVIDENCED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”) OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT ANO SUCH OTHER SECURITIES LAWS. NEITHER THIS NOTE NOR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO SUCH REGISTRATION.

Convertible Promissory Note

Principal Amount: US $60,000.00	Riverside, California
Issuance Date:	October 7, 2021
Effective Date:	October 7, 2021
Maturity Date:	October 7, 2022

FOR VALUE RECEIVED, the undersigned, Active Health Foods, Inc. a Wyoming Corporation (the “Obligor”) hereby promises to pay to the order of Gregory C. Manos, an individual or his assignee (the “Holder”) the principal amount of Sixty Thousand U.S. Dollars ($60,000.00) payable as set forth below (“Principal”). The Obligor also promises to pay to the order of (the “Holder”) Interest on the Principal amount at a rate of 12% per annum unless a default occurs. The payments of Principal and interest hereunder shall be paid in the currency of the United States of America. In addition, all Holder Conversions will be discounted at the rate of 35%.

This Note shall be subject to the following Terms and Conditions as the Agreement between the Holder and the Obligor.

1.       Maturity. Subject to section 3 hereof all Principal shall be due on demand of the Holder in one (1) installment on October 7, 2022 (“Maturity Date”) or prior to such Maturity Date in an event of Default as provided in Section 9 hereof. On the Maturity Date the Holder shall surrender his Note to the Obligor and the Obligor shall pay to the Holder an amount in cash representing all outstanding Principal, any unpaid Interest, and any other outstanding amounts due to the Holder.

2.       Payments. Interest: Interest shall be payable annually (Except as set forth herein) in arrears to the Holder. Interest shall be calculated based on a year of 365 days. Payment shall be made by bank wire on or before the date due to the location provided by the Holder. In the event that any payment to be made hereunder shall be or become due on Saturday, Sunday, or any other day that is a legal Bank holiday such payment shall be due on the next business day.

3.       Prepayment. The Obligor and the holder understand and agree that the principal amount and accrued Interest accumulated on this Note (including without limitation, Interest accrued after the most recent annual interest payment date) may be prepaid without penalty to the Obligor in part or in whole by the Obligor and any time prior to the Maturity Date upon fifteen (15) days written notice to the Holder.

4.       Conversion and Anti-Dilution.

(a)             This Note, including any accrued Interest shall be convertible into Shares of Active Health Foods, Inc., Symbol (“AHFD”) issuable by the Obligor (“Common Stock”) at a Conversion Price of $0.0002 Per Share (“The Conversion Price”) at the option of the Holder in whole or in pan at any time. The Holder shall effect conversions by surrendering to the Obligor the Note and by delivering to the Obligor a written conversion notice (the “Holder Conversion Notice”). Unless otherwise agreed in writing by both parties, at no time shall the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 9.99% of the common stock outstanding. Each Holder Conversion Notice shall specify the amount of principal to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Holder Conversion Notice to the Obligor (the “Conversion Date”). If the Holder is converting less than the entire principal amount of this Note, then the Obligor shall deliver to the Holder a new Note for such principal amount that has not been converted within five (5) business days of the Conversion Date. Each Holder Conversion Notice, once given, shall be irrevocable. Any accrued and unpaid interest attributable on a pro rata basis to the amount of principal converted on a Conversion Date (including without limitation, interest accrued after the most recent semi-annual interest payment date) shall be paid in cash to the Holder within five (5) business days of the Conversion Date. By way of example, if the Holder converts half of the principal amount of this Note, then the Obligor shall pay to the Holder half of the interest accrued and unpaid (including without limitation, interest accrued after the most recent annual interest payment date) on this Note within five (5) business days of the Conversion Date.

(b)            If the Obligor at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization, reverse or otherwise) its outstanding shares of Common Stock into a U of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Obligor at any time, or from time to time, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. It Is agreed and understood by and between the parties-hereto that the Purpose and goal of this Clause is to ensure that the Holder retains the same number of Shares it would receive under this Convertible Promissory Note regardless of whether the Obligor does a Forward or Reverse Split or in any way whatsoever changes its Capitalization or Stock Structure. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend, the date of each event. Whenever the Conversion Price is adjusted the Obligor must give notice of each to the Holder, notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

(c)             If the Obligor, by reclassification of securities or otherwise, shall change any of the securities as to which conversion rights under this Note exist into the same or a different number of securities of any other class or classes, this Note shall thereafter be convertible into such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under this Note immediately prior to such reclassification or other change, and the Conversion Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4. No adjustment shall be made pursuant to this Section 4(c) upon iuly conversion or redemption of the Common Stock which is the subject of Section 4(d).

(d)            In case of any capital reorganization of the capital stock of the Obligor (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Obligor with or into another corporation, or the sale of all or substantially all the assets of the Obligor then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Note shall thereafter be entitled to receive upon conversion of this Note, the number of shares of stock or other securities or property (including cash) to which the holder of the shares deliverable upon conversion of this Note would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Note had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of this Note. In all events, appropriate adjustment (as determined in good faith by the Obligor's Board of Directors) shall be made in the application of the provisions of this Note with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of this Note.

(e)             In case all or any portion of the authorized and outstanding shares of Common Stock of the Obligor are redeemed or converted or reclassified into other securities or property pursuant to the Obligor's Certificate of Incorporation or otherwise, or the Common Stock otherwise ceases to exist, then, in such case, the Holder of this Note, upon conversion hereof at any time after the date on which the Common Stock is so redeemed or converted, reclassified or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Common Stock that would have been issuable upon such conversion immediately prior to the Termination Date, the securities or property that would have been received if this Note had been converted in full and the Common Stock received thereupon had been simultaneously converted immediately prior to the Termination Date, all subject to further adjustment as provided in this Note.

(f)             Not later than five (5) business days after the Conversion Date, the Obligor will deliver, or will cause to be delivered, to the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of all or a portion of the principal amount of this Note (the “Conversion Shares”). If the Obligor fails to deliver to the Holder a certificate or certificates representing the Conversion Shares pursuant to Section 4(a) of this Note by the close of business on the fifth business day after the date of exercise, then the Holder will have the right to rescind such exercise. In addition, if the Obligor fails to deliver to the Holder a certificate or certificates representing the Conversion Shares pursuant to an exercise by the close of business on the fifth business day after the Con version Date, and if after such fifth trading day the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by I.be Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Obligor shall (i) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Conversion Shares that the Obligor was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (ii) at the option of the Holder, either reinstate the portion of the Note and equivalent number of Conversion Shares for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Obligor timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Conversion Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (i) of the immediately preceding sentence the Obligor shall be required to pay the Holder $1,000. The Holder shall provide the Obligor written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Obligor. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Obligor's failure to timely deliver certificates representing Conversion Shares upon conversion of this Note as required ,pursuant to the terms hereof.

(g)       Certificates representing shares of Common Stock to be delivered upon a conversion hereunder may bear restrictive Legends and may be Restricted Securities as defined in the Purchase Agreement; such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such shares may have affixed thereto a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE Registration REQUIRE.MENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

The Obligor shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of this Note until the Note is delivered for conversion to the Obligor, or until the Holder notifies the Obligor that this Note has been lost, stolen or destroyed and provides a bond or other supporting documentation reasonably satisfactory to the Obligor (or other adequate security reasonably acceptable to the Obligor).

(h)            The Obligor shall at all times reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock satisfy a full Conversion of the Principal amount of this Note (the “Required Reserve Amount”). If at any time while this Note remains outstanding the Obligor does not have a sufficient number of authorized shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Obligor shall take all action necessary to increase the Obligor's authorized shares of Common Stock to an amount sufficient to satisfy the Required Reserve Amount. As soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence, the Obligor shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. For the avoidance of doubt. an Authorized Share Failure shall constitute an Event of Default pursuant to Section 9 of this Note, notwithstanding the Obligor's obligation or effo1ts to comply with the requirements set forth in the immediately preceding sentence.

(i)              Upon a conversion hereunder the Obligor shall not be required to deliver stock certificates representing fractions of shares of Common Stock. The Obligor may at its sole and absolute discretion round fractional shares to the nearest whole share as full, final and complete satisfaction of its obligations for any conversion hereunder.

(j)              The transfer of certificates for shares of Common Stock upon conversion of this Note shall be made without cost or charge to the Holder in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion.

(k)            Any and all notices or other communications or deliveries to be provided by the Holder hereunder. including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Obligor at the facsimile telephone number or address designated in writing by the Obligor or alternatively at the principal place of business of the Obligor. Any and all notices or other communications or deliveries to be provided by the Obligor hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Holder at the facsimile telephone number or address of the Holder designated in writing by the Holder or alternatively at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if delivered via facsimile prior to 4:30 p.m. (Pacific Time) on a business day, (ii) the business day after the date of transmission, if delivered via facsimile later than 4 :30 p.m. (Pacific Time) on any date and earlier than 11:59 p.m. (Pacific Time) on such date, (iii) one (I) business day following the date of sending, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by . the party to whom such notice is required to be given.

5.       No Waiver. No failure or delay by the Holder in exercising any right, power or privilege under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Obligor and the Holder shall operate as a waiver of any rights by the Holder.

6.       Waiver of Presentment and Notice of Dishonor. The Obligor and all endorsers, guarantors and other parties that may be liable under this Note hereby waive presentment., notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

7.       Transfer. This Note or any portion thereof and the shares of Common Stock issuable upon conversion of this Note may not be offered for sale, sold, transferred or assigned in the absence of (a) an effective registration statement for this Note or the shares of Common Stock issuable upon conversion of this Note, as applicable, or (b) an opinion of counsel (selected by the Holder and reasonably acceptable to the Obligor), in a form reasonable acceptable to the Obligor, that this Note or any portion thereof and the shares of Common Stock issuable upon conversion of this Note may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration.

7.       Registration. The Obligor shall use best efforts to register all of the Conversion Shares upon the Obligor filing any registration statements with the Securities and Exchange Commission. The Holder shall reasonably cooperate with the Obligor as may be required to effect registration of the Conversion Shares.

8.       Events of Default. The entire unpa.id principal amount of this Note and all accrued and unpaid interest (including without limitation, interest accrued after the most recent semiannual interest payment date) shall, at the option of the Holder exercised by written notice to the Obligor forthwith become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called “Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice; provided that, notwithstanding the foregoing, if an Event of Default specified in clause (b) or (c) of this Section 9 occurs, all such amounts due under this Note shall become and be immediately due and payable without any declaration or other act on the part of the Holder of this Note:

(a)             if default shall be made in the due and punctual payment of the principal of this Note or any interest due thereon when and as the same shall become due and payable, whether at maturity, or by acceleration or otherwise, and such default have continued for a period of seven (7) days.

(b)            if the Obligor shall:

i.	file a petition in bankruptcy or petition to take advantage of any insolvency act;

ii.	on a petition in bankruptcy filed against him, be adjudicated a bankrupt;
iii.	file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy Laws or any other applicable Jaw or statute of the United States of America or any State, district or territory thereof; or

(c)             if the court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Obligor, a receiver of the whole or any substantial part of the Obligor's property, and such other judgment or decree shall not be vacated or set aside or stayed with thirty (30) days from the date of entry thereof;

(d)            if, under the provisions of any other law for the relief or aid of debtors, any court or competent jurisdiction shall assume custody or control of the whole or any substantial part of Obligor's property and such custody or control shall not be terminated or stayed within (30) days from the date of assumption of such custody or control.

(e)             if, the Obligor breaches any covenant, agreement, representation or warranty in this Note or the Purchase Agreement, and such breach continues for a period of at least thirty (30) days.

10.            Remedies. In case any one or more of the Events of Default specified in Section 9 hereof shall have occurred, the Holder may proceed to protect and enforce its rights whether by suit and/or equity and/or by action law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon the Note or enforce any other legal or equitable right of the Holder ..

11.            Severability. In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.            Non-Circumvention. The Obligor hereby covenants and agrees that the Obligor will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of th.is Note and take all action as may be required to protect the rights of the Holder of this Note.

13.            Governing Law. This Note and the right and obligations of the Obligor and the Holder shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflict of law provisions thereof, and the parties hereto irrevocably submit to the exclusive jurisdiction of the Riverside County state courts, in respect of any dispute or matter arising out of or connected with this Note.

IN WITNESS WHEREOF, Active Health Foods, Inc. has signed this Note effective as of the date set forth hereinabove.

OBLIGOR

Active Health Foods, Inc.

/s/ Gregory C. Manos

By: Gregory C. Manos

Title: President, CEO

HOLDER

Gregory C. Manos

/s/ Gregory C. Manos

Gregory C. Manos
An Individual